Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Form 1-A Regulation A Offering Statement of our report dated April 25, 2024, relating to our audit of the financial statements of Alternative Ballistics Corporation as of December 31, 2023 and 2022, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Offering Statement.

/s/ M&K CPAS, PLLC
The Woodlands, Texas
June 3, 2024